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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Carrier Access Corporation:

     We consent to the incorporation by reference in the registration statement on Form S-8 of Carrier Access Corporation, of our reports, dated February 16, 1998, except as to note 1(k) which is as of May 28, 1998, relating to the balance sheets of Carrier Access Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which reports appear in the registration statement
(No. 333-53947) on Form S-1 of Carrier Access Corporation.


/s/ KPMG LLP

Denver, Colorado
January 25, 1999